UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 21, 2011

CORPORATE OFFICE PROPERTIES TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-14023	23-2947217
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6711 Columbia Gateway Drive, Suite 300
  Columbia, Maryland 21046
(Address of principal executive offices)

(443) 285-5400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05               Costs Associated with Exit or Disposal Activities

The information set forth under Item 2.06 is incorporated by reference herein.

Item 2.06               Material Impairment

Strategic Reallocation Plan

As disclosed in the Registrant’s Current Report on Form 8-K filed on April 28, 2011, management of the Registrant completed a review of the Registrant’s portfolio in April 2011 in which it identified a number of properties that are no longer closely aligned with the Registrant’s strategy, and the Registrant’s Board of Trustees approved a plan by management to dispose of some of these properties during the next three years (the “Strategic Reallocation Plan”).  The properties to be disposed of pursuant to the Strategic Reallocation Plan approved in April 2011 consisted primarily of smaller, nonstrategic office properties in certain submarkets in the Greater Baltimore, Suburban Maryland and St. Mary’s County regions.  The Registrant estimated the aggregate fair value of the properties included in the Strategic Reallocation Plan approved in April 2011 to be $260 million and that net proceeds from the plan’s execution after the repayment of debt secured by the properties would approximate $200 million.

In December 2011, management of the Registrant, in the course of updating its overall business plan, identified additional properties for disposal.  On December 21, 2011, the Registrant’s Board of Trustees approved a plan by management to increase the scope of the Strategic Reallocation Plan to include the disposition of additional properties during the next three years.  While management expects the Registrant to recognize gains on the dispositions of some of the properties in the Strategic Reallocation Plan, it also has determined that the carrying amounts of certain of these properties (the “Impaired Properties”) will not likely be recovered from the cash flows from the operations and sales of such properties over the shorter holding periods resulting from the Strategic Reallocation Plan.  Accordingly, during the three months ending December 31, 2011, the Registrant will recognize aggregate non-cash impairment losses of approximately $77 million for the amounts by which the carrying values of the Impaired Properties exceed their respective estimated fair values, excluding $4.2 million in related income tax benefit.  The Registrant does not expect to incur additional material charges in connection with the Strategic Reallocation Plan.

The properties added to the Strategic Reallocation Plan in December 2011 consisted primarily of: (1) office properties and land holdings in Colorado Springs, Colorado; (2) office properties in Frederick and Montgomery counties in Maryland; (3) certain other office properties primarily in the Baltimore/Washington Corridor; and (4) certain other land holdings in nonstrategic submarkets.  The Registrant estimates that the aggregate fair value of the properties added to the Strategic Reallocation Plan in December 2011 totals $312 million and that net proceeds from the plan’s execution after the repayment of debt secured by the properties will approximate $241 million.  The Registrant expects to invest the proceeds in properties that will serve customers in the United States Government, defense information technology and related data sectors, to repay borrowings on its revolving credit facility and for general corporate purposes.

Loss on Derivatives

On April 5, 2011, the Registrant entered into two forward starting LIBOR swaps for an aggregate notional amount of $175 million designated as cash flow hedges of interest payments on ten-year, fixed-rate borrowings forecasted to occur between August 2011 and April 2012.  After meeting with the Registrant’s Board of Trustees on December 21, 2011, management determined it would pursue other financing options and concluded that the originally forecasted borrowings were expected not to occur.  Accordingly, the swaps no longer qualified for hedge accounting and the Registrant reclassified losses of approximately $28.5 million from accumulated other comprehensive loss to net earnings (loss) in the three months ending December 31, 2011.

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On December 21, 2011, certain of the Registrant’s named executive officers cancelled performance share units (“PSUs”) that were originally granted to such officers by the Board of Trustees on March 4, 2010.  The Registrant will recognize a non-cash compensation charge of $1.2 million during the three months ending December 31, 2011 in connection with these PSU cancellations and will have no further compensation charges in the future in connection with the cancelled PSUs.

Item 7.01               Regulation FD Disclosure

The Registrant previously announced guidance for Diluted EPS of between $0.10 and $0.13 and for Diluted FFOPS of between $0.54 and $0.57 for the three months ending December 31, 2011.

Adjusting for the effect of the impairment losses on the properties included in the Strategic Reallocation Plan and the loss on derivatives disclosed in Item 2.06, the Registrant has modified its guidance for Diluted EPS to between ($1.25) and ($1.22) and its guidance for Diluted FFOPS to between ($0.30) and ($0.27) for the three months ending December 31, 2011.  The Registrant’s modified guidance ranges disclosed in this Item 7.01 include the effect of the non-cash compensation charge disclosed in Item 5.02.

The information included in this Item 7.01 of this Current Report on Form 8-K shall not be deemed “filed” for any purpose, including the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or subject to liabilities of that Section.  The information included in this Item 7.01 of this Current Report on Form 8-K shall also not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act regardless of any general incorporation language in such filing.

The Registrant uses the non-GAAP financial measures described below in earnings press releases and information furnished to the Securities and Exchange Commission.  The Registrant believes that these measures are helpful to investors in measuring its performance and comparing such performance to other real estate investment trusts (“REITs”).  Since these measures exclude certain items includable in net income, reliance on the measures has limitations; management compensates for these limitations by using the measures simply as supplemental measures that are weighed in balance with other GAAP and non-GAAP measures.  These measures are not necessarily indications of the Registrant’s cash flow available to fund cash needs.  Additionally, they should not be used as an alternative to the comparable GAAP measures when evaluating the Registrant’s financial performance or to cash flow from operating, investing and financing activities when evaluating the Registrant’s liquidity or ability to make cash distributions or pay debt service.

Funds from operations (“FFO”)

Funds from operations (“FFO”) is defined as net income computed using GAAP, excluding gains on sales of, and impairment losses on, previously depreciated operating properties, plus real estate-related depreciation and amortization.  The Registrant believes that it uses the National Association of Real Estate Investment Trusts’ (“NAREIT”) definition of FFO, although others may interpret the definition differently and, accordingly, its presentation of FFO may differ from those of other REITs.  The Registrant believes that FFO is useful to management and investors as a supplemental measure of operating performance because, by excluding gains related to sales of, and impairment losses on, previously depreciated operating properties and excluding real estate-related depreciation and amortization, FFO can help one compare the Registrant’s operating performance between periods.  The Registrant believes that net income is the most directly comparable GAAP measure to FFO.

Basic FFO available to common share and common unit holders (“Basic FFO”)

This measure is FFO adjusted to subtract (1) preferred share dividends, (2) income attributable to noncontrolling interests through ownership of preferred units in Corporate Office Properties, LP (the “Operating Partnership”) or interests in other consolidated entities not owned by the Registrant, (3) depreciation and amortization allocable to noncontrolling interests in other consolidated entities, (4) Basic

FFO allocable to restricted shares and (5) issuance costs associated with redeemed preferred shares.  With these adjustments, Basic FFO represents FFO available to common shareholders and holders of common units in the Operating Partnership (“common units”).  Common units are substantially similar to common shares of beneficial interest in the Registrant (“common shares”) and are exchangeable into common shares, subject to certain conditions.  The Registrant believes that Basic FFO is useful to investors due to the close correlation of common units to common shares.  The Registrant believes that net income is the most directly comparable GAAP measure to Basic FFO.

Diluted FFO available to common share and common unit holders (“Diluted FFO”)

Diluted FFO is Basic FFO adjusted to add back any changes in Basic FFO that would result from the assumed conversion of securities that are convertible or exchangeable into common shares.  The computation of Diluted FFO assumes the conversion of common units in the Operating Partnership but does not assume the conversion of other securities that are convertible into common shares if the conversion of those securities would increase Diluted FFO per share in a given period.  The Registrant believes that Diluted FFO is useful to investors because it is the numerator used to compute Diluted FFO per share, discussed below.  The Registrant believes that the numerator to diluted EPS is the most directly comparable GAAP measure to Diluted FFO.

Diluted FFO per share (“Diluted FFOPS”)

Diluted FFOPS is (1) Diluted FFO divided by (2) the sum of the (a) weighted average common shares outstanding during a period, (b) weighted average common units outstanding during a period and (c) weighted average number of potential additional common shares that would have been outstanding during a period if other securities that are convertible or exchangeable into common shares were converted or exchanged.  The computation of Diluted FFOPS assumes the conversion of common units in the Operating Partnership but does not assume the conversion of other securities that are convertible into common shares if the conversion of those securities would increase Diluted FFOPS in a given period.  The Registrant believes that Diluted FFOPS is useful to investors because it provides investors with a further context for evaluating the Registrant’s FFO results in the same manner that investors use earnings per share (“EPS”) in evaluating net income available to common shareholders.  The Registrant believes that diluted EPS is the most directly comparable GAAP measure to Diluted FFOPS.

The tables below set forth reconciliations of 2011 projected Diluted FFOPS to projected diluted EPS for the three months ending December 31, 2011.

	Three Months Ending
	December 31, 2011
	Low	High

Previously projected diluted FFOPS	$0.54	$0.57
Impairment losses on undepreciated properties	(0.52)	(0.52)
Income tax benefit related to impairment losses	0.06	0.06
Loss on discontinuation of hedge accounting	(0.38)	(0.38)
Revised projected diluted FFOPS	(0.30)	(0.27)

Real estate-related depreciation and amortization	(0.44)	(0.44)
Impairment losses on depreciated properties	(0.51)	(0.51)
Revised diluted EPS	$(1.25)	$(1.22)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 22, 2011

CORPORATE OFFICE PROPERTIES TRUST

By:	/s/ Stephen E. Riffee
Name:	Stephen E. Riffee
Title:	Executive Vice President and
Chief Financial Officer